Exhibit 10.1

Stock Incentive Plan
              Performance Share Award Agreement

Corn Products International, Inc.

              , 20

Corn Products International, Inc.
Stock Incentive Plan
20       Performance Share Award Agreement

You have been selected to be a participant in the Corn Products International, Inc.
Stock Incentive Plan (the “Plan”), as specified below:

Participant:

Target Performance Share Award:

Performance Period:	, 20 to December 31, 20

Performance Measure:	Relative Total Shareholder Return (“TSR”) — 100%

THIS AGREEMENT (the “Agreement”) effective as of               , 20    , represents the grant of Performance Shares by Corn Products International, Inc., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan.

If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.  All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.  The parties hereto agree as follows:

Article 1. Performance Period

The Performance Period commences on                 , 20     and ends on                 , 20    .

Article 2. Value of Performance Shares

Each Performance Share shall represent and have a value equal to one share of common stock of the Company as detailed herein.

Article 3. Performance Shares and Achievement of Relative Total Shareholder Return

(a)         The number of Performance Shares to be earned under this Agreement shall be based upon the achievement of preestablished TSR percentile ranking performance as approved by the Compensation Committee of the Company’s Board of Directors (the “Committee”) for the Performance Period, based on the following chart:

Total Shareholder Return

TSR Percentile Ranking Goal	Percent of Target Performance Share Award Earned

>___th	200	% (maximum)
___th	150%
___th	100	% (target)
___th	75%
___th	50	% (threshold)
<___th	0%

Interpolation shall be used to determine the percentile rank in the event the Company’s TSR Percentile Rank does not fall directly on one of the ranks listed in the above chart.

(b)         For this purpose, TSR shall be determined as follows:

TSR	=	Change in Stock Price + Dividends Paid Beginning Stock Price

(i)            Beginning Stock Price shall mean the average of the Daily Averages for each of the twenty (20) trading days immediately prior to the first day of the Performance Period;

(ii)           Ending Stock Price shall mean the average of Daily Averages for each of the last twenty (20) trading days of the Performance Period;

(iii)          Change in Stock Price shall mean the difference between the Beginning Stock Price and the Ending Stock Price; and

(iv)          Dividends Paid shall mean the total of all dividends paid on one (1) share of stock during the applicable calendar quarter(s) during the Performance Period, provided that dividends shall be treated as though they are reinvested at the end of each calendar quarter based on the stock price at the end of each calendar quarter.

(v)           Daily Average shall mean the average of the high and low stock price on the applicable stock exchange of one share of stock for a particular trading day.

(c)          Following the TSR determination, the Company’s Percentile Rank against the “Peer Group” shall be determined.  Once the Company’s Percentile Rank is determined, the

Performance Shares to be awarded shall then be determined based on the chart in Section 3(a).

(d)                            “Peer Group” shall mean the companies listed below, categorized by industry. If two companies in the Peer Group merge, or one is acquired, the new company will be included in the Peer Group. If a company merges with a company not in the Peer Group, the company will be removed and its TSR will not be included as part of the Peer Group.

Agricultural Processing	Paper/Timber
Archer Daniels Midland Company	Buckeye Technologies Corporation
Bunge Limited	Deltic Timber Corp.
Gruma, S.A. de C.V.	MeadWestvaco Corporation
MGP Ingredients, Inc.	Potlatch Corporation
Penford Corp.	Wausau Paper Corporation
Tate & Lyle — ADR

Agricultural Production/Farm Production
Alico Inc.
Alliance One International
Universal Corporation

Agricultural Chemicals
Agrium Inc.
Monsanto Company
Potash Corporation of Saskatchewan Inc.
Syngenta AG-ADR
Terra Industries Inc.
Terra Nitrogen Co.-LP

Article 4. Termination Provisions

Except as provided below, the Participant shall be eligible for payment of awarded Performance Shares, as determined in Section 3, only if the Participant’s employment with the Company continues through the end of the Performance Period.

If the Participant’s employment with the Company terminates prior to the end of the Performance Period by reason of death, retirement on or after age 55 (with a minimum of 10 years of employment or service with the Company) [FOR CEO, age 62, with 5 years] or the occurrence of such Participant’s Disability Date, subject to the Committee’s approval, a pro-rated payment will be provided at the end of the Performance Period of all or any portion of the Performance Award which would have been paid to such Participant for such Performance Period as long as the termination of employment occurred in years two or three of the Performance Period.

Upon termination of employment under any other circumstances, the Committee, in its sole discretion and taking into consideration the performance of the Participant and the performance of the Company during the Performance Period, may authorize the payment to the Participant (or his legal representative) at the end of the Performance Period of all or any portion of the Performance Share Award which would have been paid to the Participant for such Performance Period.

If the Participant’s employment with the Company terminates for any other reason prior to the end of the Performance Period, then the award which is subject to such Performance Period on the effective date of the Participant’s termination of employment shall be forfeited to and cancelled by the Company.

Article 5. Dividends

The Participant shall have no right to any dividends which may be paid with respect to shares of Company common stock until any such shares are paid to the Participant following the completion of the Performance Period.

Article 6. Form and Timing of Payment of Performance Shares

(a)                            The payment of the Performance Share Awards shall be paid to the Participant no later than two and one-half months after the end of the Performance Period.  Payment of the Performance Shares awarded shall be made subject to the following:

(i)            The Participant shall have no right with respect to any Award until such award shall be paid to such Participant.

(ii)           If the Committee determines, in its sole discretion, that the Participant at any time has willfully engaged in any activity that the Committee determines was or is harmful to the Company, any unpaid Award will be forfeited by the Participant.

(b)                            Performance Shares awarded, if any, will only be paid out in shares of Company stock.

(c)                             The Participant may defer receipt of all or any portion of the Performance Shares awarded hereunder, upon such terms and conditions stated in the deferral election form by filing such written election with the Vice President of Human Resources no later than six months prior to the termination of the Performance Period, provided such election is made in a manner which complies with the requirements of Code Section 409A. Deferrals may only be made into the Corn Products International, Inc. phantom unit investment option under the Corn Products International, Inc. Supplemental Executive Retirement Plan or a successor to that investment option.

Article 7. Nontransferability

Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.  Further, except as otherwise provided in a Participant’s Award Agreement, the Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

Article 8. Administration

This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.

Article 9. Miscellaneous

(a)                           The selection of any employee for participation in the Plan and this Agreement shall not give such Participant any right to be retained in the employ of the Company. The right and power of the Company to dismiss or discharge the Participant is specifically reserved. The Participant or any person claiming under or through the Participant shall not have any right or interest in the  Plan or any Award thereunder, unless and until all terms, conditions, and provisions of the Plan that affect the Participant have been complied with as specified herein.

(b)                           With the approval of the Board, the Committee may terminate, amend, or modify this Agreement; provided, however, that no such termination, amendment, or modification of this Agreement may in any way adversely affect the Participant’s rights under this Agreement without the Participant’s written consent.

(c)                            This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)                           Notwithstanding any other provision of this Agreement or the Plan to the contrary, the Board of Directors may amend the Plan or this Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

(e)                            To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(e)                            The Company shall have the power and right to deduct or withhold, or require the Participant to remit to Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Agreement.

(f)                             With respect to withholdings required upon payment of Company stock in satisfaction of all of the Performance Shares awarded, the Company will withhold Company stock having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.

(g)                            In the event of a Change in Control, the Performance Period will be deemed to have ended, and the Performance Shares will be considered earned and the Target Performance Share Award amount will be paid out in accordance with the Plan. Such deemed earned Performance Shares shall be paid out as soon as practicable.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of                                       , 20   .

Corn Products International, Inc.

By:

Title:	Chairman, President, and Chief Executive Officer

EXECUTIVE:

EXECUTIVE NAME